Progress Announces Appointment of YuFan Stephanie Wang to the Role of Chief Legal Officer September 26, 2022 BURLINGTON, Mass., Sept. 26, 2022 (GLOBE NEWSWIRE) -- Progress (Nasdaq: PRGS), the trusted provider of infrastructure software, today announced the appointment of YuFan Stephanie Wang (Stephanie) to the role of Executive Vice President (EVP), Chief Legal Officer (CLO) and Secretary. In this role, Stephanie will oversee all aspects of Progress’ legal, compliance and corporate governance efforts. “We are thrilled to have Stephanie in the role of Chief Legal Officer,” said Yogesh Gupta, CEO, Progress. “In the short time she’s been with Progress, Stephanie has made a significant impact in the areas of corporate governance, M&A efforts related to Total Growth Strategy, our ESG efforts, and more. We are confident she will continue to excel in her new role.” Prior to joining Progress, Stephanie was with W. P. Carey Inc. (NYSE:WPC), a $1.3B revenue public real estate investment trust, where she most recently held the role of Senior Vice President and Deputy Chief Legal Officer. In this capacity, she was principal legal advisor on all corporate transactions and issues, including capital markets, M&A, SEC filings and public communications. Stephanie also served as Secretary of WPC’s Audit Committee and of the Boards of its other public affiliates. She was also a founding member of WPC’s Environmental, Social, and Governance (ESG) and Diversity, Equity and Inclusion (DEI) committees. Stephanie previously practiced in the corporate departments of Proskauer Rose LLP and Clifford Chance US LLP. “Progress has a tremendous track record of delivering innovative products and driving customer success. Moreover, there are very few software companies that have been publicly listed for over 30 years,” said Stephanie Wang, Chief Legal Officer. “I look forward to helping safeguard that legacy by taking an active role in ensuring the business’ stability, while we continue to drive growth opportunities for our internal and external stakeholders.” Stephanie joined Progress in May 2022 and has been serving as Acting Chief Legal Officer while her predecessor, Stephen H. Faberman, was on extended leave. Steve was with Progress for over 14 years, emerging as a principled leader, mentor, colleague and friend. Progress extends its warmest regards and eternal gratitude for his many years of dedicated service to the company and its people. About Progress Dedicated to propelling business forward in a technology-driven world, Progress (Nasdaq: PRGS) helps businesses drive faster cycles of innovation, fuel momentum and accelerate their path to success. As the trusted provider of the best products to develop, deploy and manage high-impact applications, Progress enables customers to develop the applications and experiences they need, deploy where and how they want and manage it all safely and securely. Hundreds of thousands of enterprises, including 1,700 software companies and 3.5 million developers, depend on Progress to achieve their goals—with confidence. Learn more at www.progress.com and follow us on LinkedIn, YouTube, Twitter, Facebook and Instagram. Progress is a trademark or registered trademark of Progress Software Corporation and/or one of its subsidiaries or affiliates in the US and other countries. Any other trademarks contained herein are the property of their respective owners. Press Contacts: Kim Baker Progress +1 781-280-4000 pr@progress.com Source: Progress Software Corporation Exhibit 99.1